                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials (proxy card)
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                        KUHLMAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                              KUHLMAN CORPORATION
                           3 SKIDAWAY VILLAGE SQUARE
                            SAVANNAH, GEORGIA 31411

                                                                  March 22, 1996

DEAR STOCKHOLDER:

    You are cordially invited to attend the annual meeting of stockholders of Kuhlman Corporation ("Kuhlman") to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on April 25, 1996, at 9:30 a.m., local time ("Annual Meeting").

    The Kuhlman Annual Meeting will be held for the following purposes: (i) to elect three directors; (ii) to vote on a proposed amendment to the Kuhlman 1994 Stock Option Plan to increase the number of shares of Kuhlman's Common Stock which may be issued thereunder; and (iii) to ratify the appointment of Arthur Andersen LLP as independent auditors to conduct the annual examination of the financial statements of Kuhlman and its subsidiaries for the current year.

    Whether or not you plan to attend the Kuhlman Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Kuhlman Annual Meeting. If you attend the Kuhlman Annual Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

    The 1995 Annual Report to stockholders of Kuhlman, including financial statements, is furnished herewith.

                                          Sincerely,

                                                 [SIGNATURE]
                                          ROBERT S. JEPSON, JR.
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                              KUHLMAN CORPORATION

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ------------------

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders ("Annual Meeting") of Kuhlman Corporation ("Kuhlman") will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on April 25, 1996, at 9:30 a.m., local time, for the following purposes:

    1.  To elect three directors;

    2. To consider and vote on a proposal to amend the Kuhlman 1994 Stock Option Plan to increase the number of shares of Kuhlman's Common Stock which may be issued thereunder;

    3. To ratify the appointment of Arthur Andersen LLP as the independent auditors for Kuhlman and its subsidiaries for the current year; and

    4.  To transact such other business as may properly come before the meeting.

    Only stockholders of record at the close of business on March 1, 1996 will be entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors,
                                          RICHARD A. WALKER
                                          SECRETARY

Savannah, Georgia
March 22, 1996

--------------------------------------------------------------------------------

PLEASE DATE, SIGN AND RETURN YOUR KUHLMAN PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                              KUHLMAN CORPORATION
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                  INTRODUCTION

    This  Proxy  Statement is  being furnished  to  the stockholders  of Kuhlman
Corporation, a Delaware corporation ("Kuhlman"), in connection with the solicitation of proxies on behalf of the Board of Directors of Kuhlman ("Board of Directors") for use at the annual meeting of Kuhlman stockholders to be held on April 25, 1996, and at any adjournment thereof ("Annual Meeting"). The address of the principal executive offices of Kuhlman is 3 Skidaway Village Square, Savannah, Georgia 31411.

    The Annual Meeting has been called by the Board of Directors for the following purposes: (i) to elect three directors; (ii) to vote on a proposal to amend the Kuhlman 1994 Stock Option Plan to increase the number of shares of common stock of Kuhlman, par value $1.00 per share ("Kuhlman Common Stock") which may be issued thereunder, and (iii) to ratify the appointment of Arthur Andersen LLP as Kuhlman's independent auditors for the current year ending December 31, 1996. The Annual Meeting will be held on April 25, 1996, at 9:30 a.m., local time, at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401. Only stockholders of record of Kuhlman Common Stock at the close of business on March 1, 1996 will be entitled to notice of and to vote at the Annual Meeting. Kuhlman had outstanding 13,194,151 shares of Kuhlman Common Stock as of the close of business on March 1, 1996. There are no other voting securities outstanding. Each stockholder is entitled to one vote per share for the election of directors, as well as on each other proposal contained in the notice of the Annual Meeting. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted in accordance with any direction on the proxy form, or in the absence of a direction as to any proposal, they will be voted FOR the proposal; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. Stockholders may revoke their proxies at any time prior to the voting thereof by giving written notice of such revocation to Kuhlman, by executing and delivering a proxy bearing a later date or by attending the Annual Meeting and voting in person.

    The expenses of the solicitation of Kuhlman stockholders will be paid by Kuhlman. In addition to the use of the mail, proxies may be solicited by directors, officers, or regular employees of Kuhlman in person, by telegraph or by telephone. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares of Kuhlman Common Stock held of record by such persons, and Kuhlman will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Kuhlman has retained Georgeson & Company Inc. to assist in the solicitation of proxies. The fee of such firm is estimated to be $7,000, plus reimbursement for out-of-pocket costs and expenses.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Kuhlman Common Stock is necessary to constitute a quorum under Delaware law and the Bylaws of Kuhlman. Votes cast by proxy or in person at the meeting will be tabulated by election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" (i.e., proxies of brokers who have limited authority to vote on specified proposals) as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

    A plurality of the votes cast for the election of directors will be required to elect Kuhlman directors at the meeting. In the absence of an election contest, withholding authority to vote and broker non-votes with respect to a nominee will have no effect on the election of such nominee.

    Approval of the proposed amendment to the Kuhlman 1994 Stock Option Plan to increase the number of shares of Kuhlman's Common Stock which may be issued thereunder requires the affirmative vote of the holders of a majority of the Kuhlman Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

    Kuhlman stockholders may mark the accompanying Kuhlman proxy to vote their shares FOR or AGAINST or to ABSTAIN with respect to each proposal, except that with respect to the election of directors, Kuhlman stockholders may either vote FOR the nominees named herein or to WITHHOLD authority to vote for one or more of such nominees. Abstentions (but not broker non-votes) will be considered entitled to vote for purposes of the proposal to amend the Kuhlman 1994 Stock Option Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT KUHLMAN STOCKHOLDERS VOTE "FOR" APPROVAL OF EACH NOMINEE FOR ELECTION OF DIRECTORS AND OF EACH PROPOSAL CONTAINED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF KUHLMAN.

    The management of Kuhlman knows of no business other than that stated in this Proxy Statement which will be presented for stockholder vote at the Annual Meeting. If other business should properly come before such meeting, however, the persons designated in the enclosed Kuhlman proxy will vote or refrain from voting in respect thereof in accordance with the judgment of the persons voting such proxies.

    This Proxy Statement and the form of proxy for use at the Annual Meeting are first being mailed to stockholders of Kuhlman on or about March 22, 1996.

              THE DATE OF THIS PROXY STATEMENT IS MARCH 22, 1996.

                         ELECTION OF KUHLMAN DIRECTORS

    The Kuhlman Bylaws provide that the number of directors, as determined by the Kuhlman Board of Directors, shall not be less than six nor more than eleven. The Kuhlman Bylaws further provide that directors shall be divided into three classes serving staggered three year terms, with each class to be as nearly equal in number as possible.

    The terms of Steve Cenko, Robert S. Jepson, Jr. and John L. Marcellus, Jr. will expire at the Annual Meeting. The Board of Directors has nominated Messrs. Cenko, Jepson and Marcellus for re-election as directors to serve until the 1999 annual meeting of stockholders.

    The proposed nominees for election as directors have indicated that they are willing to be elected and serve as such and it is intended that the persons named in the accompanying form of proxy will vote for the election of such nominees, assuming authority to vote is granted. If, as a result of circumstances not now known or foreseen, any of such nominees shall be unavailable or unwilling to serve as a director, the Board of Directors may select a substitute nominee and in that event the proxies will vote for the person so selected. If a substitute nominee is not so selected, the proxies will vote for the election of the remaining nominees. Directors are elected by a plurality of the votes cast at the meeting.

             INFORMATION REGARDING KUHLMAN DIRECTORS, NOMINEES FOR
                  DIRECTORS OF KUHLMAN AND EXECUTIVE OFFICERS

    The following information is furnished with respect to each person who is currently a director of Kuhlman whose term of office will continue after the Annual Meeting, as well as those persons who have been nominated for election as a director, each of whom is currently a director of Kuhlman, and each person who is an executive officer of Kuhlman:

                                                   DIRECTOR
                                                      OF
                                                   KUHLMAN
                NAME                      AGE       SINCE                             POSITION
-------------------------------------     ---     ----------  --------------------------------------------------------
Curtis G. Anderson                        54         1993     President, Chief Operating Officer and Director of
                                                               Kuhlman (3)
William E. Burch                          71         1993     Director of Kuhlman (1)
Steve Cenko                               70         1987     Director of Kuhlman (2)(4)
Gary G. Dillon                            61         1995     Chairman, President and Chief Executive Officer of
                                                               Schwitzer, Inc. and Director of Kuhlman (3)
Alexander W. Dreyfoos, Jr.                64         1993     Director of Kuhlman (1)
Robert S. Jepson, Jr.                     53         1993     Chairman of the Board, Chief Executive Officer and
                                                               Director of Kuhlman (4)
William M. Kearns, Jr.                    60         1993     Director of Kuhlman (3)
Robert D. Kilpatrick                      72         1993     Director of Kuhlman (2)
John L. Marcellus, Jr.                    73         1982     Director of Kuhlman (1)(4)
George J. Michel, Jr.                     64         1985     Director of Kuhlman (3)
General H. Norman Schwarzkopf             61         1994     Director of Kuhlman (2)

------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Finance Committee.

(4) Nominated for election as a director.

    The current term of Messrs. Cenko, Jepson and Marcellus expires in 1996; of Messrs. Dillon, Kearns, Kilpatrick and Michel, in 1997; and of Messrs. Anderson, Burch, Dreyfoos and General Schwarzkopf, in 1998.

                                    EXECUTIVE
                                    OFFICER OF
                                     KUHLMAN
         NAME               AGE       SINCE                                    POSITION
-----------------------     ---     ----------  ----------------------------------------------------------------------
Robert S. Jepson, Jr.       53         1993     Chairman of the Board and Chief Executive Officer
Curtis G. Anderson          54         1994     President and Chief Operating Officer
Gary G. Dillon              61         1995     Chairman, President and Chief Executive Officer of
                                                 Schwitzer, Inc.
Vernon J. Nagel             38         1993     Executive Vice President of Finance, Chief Financial Officer and
                                                 Treasurer
Richard A. Walker           44         1984     Executive Vice President, Chief Administrative Officer, General
                                                 Counsel and Secretary
John Zvolensky, Jr.         54         1995     President and Chief Executive Officer of Kuhlman Electric Corporation

    Mr. Anderson, who was elected President and Chief Operating Officer of Kuhlman on April 26, 1994, and a director on September 8, 1993, founded and has been, since 1986, Chairman of Anderson Capital Corporation, a private investment company. Prior thereto, he spent 19 years in corporate and investment banking, including 14 years with Citibank and five years with The First National Bank of Chicago where he served as Executive Vice President, Head of Financial Products Department.

    Mr. Burch served as counsel to the law firm of Lukins & Annis in Spokane, Washington from 1984 to 1993. From 1981 to 1984, he served as Vice Chairman and from 1975 to 1981, as President and Chief Executive Officer of Fred S. James & Co. (insurance brokers). He has been a consultant from 1982 to the present and currently serves as a director of Atkinson.

    Mr. Cenko has been a consultant from 1985 to the present. From 1980 to 1985 he served as President of Lamb Systems Group (engineering, manufacturing, and marketing of machine tools) and as a director and Executive Vice President of Lamb Technicon Corporation (holding company).

    Mr. Dillon is Chairman, President and Chief Executive Officer of Schwitzer, Inc. Mr. Dillon has served in his present capacity since June, 1991, having served as President and Chief Executive Officer since April, 1989. Prior to April, 1989 he served as President and Chief Executive Officer of Household Manufacturing, Inc. Mr. Dillon is also a director of Household International, Inc.

    Mr. Dreyfoos is currently serving,  and has served continuously since  1963,
as   Chairman  of  the  Board   of  Photo  Electronics  Corporation  (investment
management).

    Mr. Jepson, who was elected President and Chief Executive Officer of Kuhlman on February 10, 1993, and Chairman of the Board on June 9, 1993, founded and was Chairman and Chief Executive Officer of The Jepson Corporation from 1983 until its sale in 1989. The Jepson Corporation was a diversified manufacturing company listed on the New York Stock Exchange. Immediately preceding his election as President and Chief Executive Officer of Kuhlman, Mr. Jepson was, and is currently, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment company. Mr. Jepson currently serves as a director of The Washington Water Power Company and Savannah Foods & Industries, Inc.

    Mr. Kearns is currently President of W.M. Kearns & Co., Inc. (private investment company). He was associated with Lehman Brothers (investment banking) and its predecessor firms for more than 33 years. From 1992 to 1994 he was an
Advisory Director of Lehman Brothers and from 1969 through 1992 he was a Managing Director of that firm. He also serves as a director of Selective
Insurance Group, Inc., Mountasia Entertainment International, Inc. and Consolidated Delivery & Logistics, Inc.

    Mr. Kilpatrick retired as Chairman of the Board and Chief Executive Officer of CIGNA Corporation (insurance) in 1989 and 1988, respectively. He served in various executive positions with CIGNA prior thereto. He currently serves as a director of United Companies Financial Corporation.

    Mr. Marcellus retired as Chairman, President and Chief Executive Officer of Oneida Ltd. (tableware manufacturing) in 1986. He currently serves as a director of Southern Financial Federal Savings Bank.

    Mr. Michel has been a private investor and consultant and Chairman of Windstar International, Inc. (management consulting) from 1990 to the present. Prior to 1990, he was Chairman of Stanadyne, Inc. (diversified manufacturer of fabricated metal products) from 1985 to 1989, and Chief Executive Officer of the same corporation from 1988 to 1989.

    Mr. Nagel joined Kuhlman on April 5, 1993 and was elected Vice President of Finance, Chief Financial Officer and Treasurer of Kuhlman on June 9, 1993 and Executive Vice President of Finance on February 22, 1994. He was the Vice President of Finance, Chief Financial Officer and Secretary of Stericycle, Inc. (medical waste management) from 1990 until 1993. Prior thereto, Mr. Nagel served as a Vice President of The Jepson Corporation from 1985 until 1990, including Chief Financial Officer from 1989 until 1990 and Controller from 1986 until 1989.

    General Schwarzkopf is currently active as an author, lecturer and TV consultant. He retired in August 1991 as a Four-Star General in the U.S. Army after having served as Commander in Chief, United States Central Command, Department of Defense, and Commander of Operations Desert Shield and Desert Storm. He currently serves as a director of Borg Warner Security Corporation, The Washington Water Power Company and Remington Arms Company, Inc.

    Mr. Walker has served as an Executive Vice President or similar position with Kuhlman since 1991. From 1984 until 1991, Mr. Walker served as Vice President, General Counsel and Secretary of Kuhlman. Prior thereto, Mr. Walker was a partner in the law firm of Harness, Dickey & Pierce.

    Mr. Zvolensky has served as President and Chief Executive Officer of Kuhlman Electric Corporation since July 31, 1995. From July, 1994 until joining Kuhlman Electric, he was General Manager and Chief Operating Officer of the Greater Cleveland Growth Association (chamber of commerce for greater Cleveland). From January, 1992 to September, 1993, he was President of WCI Cabinet Group
(manufacturer of kitchen and bath cabinets), a division of White Consolidated Industries (diversified manufacturing company). From 1987 to 1991, Mr. Zvolensky was President and Chief Executive Officer of Emerson Quiet Kool (manufacturer of room air conditioners).

BOARD OF DIRECTORS AND COMMITTEES

    Kuhlman currently has standing Audit, Compensation, and Finance Committees of the Board of Directors, and Steve Cenko continues to advise the Board of Directors with respect to, and recommend individuals as, nominees for director of Kuhlman.

    The members of the Audit Committee are William E. Burch, Chairman, Alexander
W. Dreyfoos, Jr. and John L. Marcellus, Jr. The Audit Committee, which met twice during 1995, recommends the appointment, subject to approval by the Board of Directors and ratification by the stockholders, of Kuhlman's independent auditors. The Committee meets with representatives of Kuhlman's independent auditors to review the scope and effectiveness of the auditing functions, makes appropriate reports and recommendations to the Board of Directors, approves the fees to be paid to the independent auditors and considers the effect of non-audit services on the independence of the independent auditors.

    The members of the Compensation Committee are Robert D. Kilpatrick, Chairman, Steve Cenko and General H. Norman Schwarzkopf. The Committee, which met three times during 1995, reviews and establishes all forms of compensation, including periodic adjustments, for officers and certain other key employees of Kuhlman. This Committee also administers the stock option and stock appreciation rights plans of Kuhlman and grants options and stock appreciation rights thereunder.

    The Finance Committee is composed of George J. Michel, Jr., Chairman, Curtis
G. Anderson, Gary G. Dillon and William M. Kearns, Jr. This Committee, which did not meet during 1995, provides advice to the officers of Kuhlman as to the investment of funds held by Kuhlman and as to capitalization and the financial resources needed by Kuhlman to meet its short-term and long-term needs. The Committee also reviews the investment policies and performance of the employee benefit plans of Kuhlman.

    Five meetings of the Board of Directors were held during 1995. Each director attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors of Kuhlman held in 1995 during the time that the person served as a director and the total number of meetings held by all committees of the Board on which they served during the periods that they served in 1995.

    A stockholder of Kuhlman may nominate persons for election to the Board of Directors of Kuhlman if such stockholder submits such nomination, together with certain related information required by Kuhlman's Bylaws, in writing to the Secretary of Kuhlman not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the nomination must be submitted not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.

COMPENSATION OF DIRECTORS

    Non-employee directors receive an annual retainer of $24,000 which covers all Board of Directors meetings, Committee meetings and consulting services (however, additional payments for financial advisory services rendered to Kuhlman by an affiliate of Mr. Kearns will also be made. See "Information Regarding Kuhlman Directors, Nominees for Directors of Kuhlman and Executive Officers -- Related Transactions.") In addition, under Kuhlman's Non-Employee Directors Stock Plan which was approved by stockholders in 1993, non-employee directors receive annually a number of shares of Kuhlman's Common Stock equal to an aggregate Fair Market Value of $24,000 concurrent with the meeting of the Board of Directors held each year after the Annual Meeting of Stockholders. Fair Market Value is defined as the closing price of Kuhlman Common Stock on the New York Stock Exchange on the date of such directors' meeting or if there is no such price published on such date, then the most recent preceding date on which such price is published. Pursuant to such Plan, Messrs. Burch, Cenko, Dreyfoos, Kearns, Kilpatrick, Marcellus, Michel and General Schwarzkopf each received 2,000 shares of Kuhlman Common Stock as of May 31, 1995.

    All non-employee directors are reimbursed for travel and other expenses related to attendance at meetings and receive term life insurance and accidental death and disability coverage in the amount of $50,000. The cost to the Corporation for this insurance coverage is $240 per year for each director. During 1995, Kuhlman provided medical and dental insurance coverage to Messrs. Burch, Dreyfoos, Kearns, Kilpatrick, Michel and General Schwarzkopf. The total compensation, including insurance benefits, but excluding the stock referred to above, paid to each non-employee director during 1995 was as follows: William E. Burch --$35,074; Steve Cenko -- $24,399; Alexander W. Dreyfoos, Jr. -- $35,074; William M. Kearns, Jr. -- $35,074; Robert D. Kilpatrick -- $35,074; John L. Marcellus, Jr. -- $24,399; George J. Michel, Jr. -- $35,074; and General H. Norman Schwarzkopf -- $35,074.

REPORT OF THE COMPENSATION COMMITTEE OF THE KUHLMAN BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    Kuhlman's executive compensation program is administered by the Compensation Committee of the Kuhlman Board of Directors. The Compensation Committee is composed entirely of non-employee directors of Kuhlman.

    OVERALL POLICY. The Compensation Committee determines the compensation of the officers of Kuhlman, including the individuals named in the Summary Compensation Table. The compensation of the corporation's Chief Executive Officer is ratified by the Board of Directors. Kuhlman's compensation program for officers is designed to be linked to corporate performance and to returns to stockholders. To this end, Kuhlman has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of executive compensation to Kuhlman's and the individual's success in meeting specified performance objectives and to appreciation in Kuhlman's stock price. In 1995, the specific performance objectives included reducing inventory, reducing overhead costs by improving operating efficiencies, continued implementation of an acquisition strategy, and continued implementation of new business practices, policies and procedures. Subjective discretionary factors were utilized in determining cash bonus awards, as well as other elements of officer compensation. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the objectives inherent in Kuhlman's business strategy, to link executive and stockholder interests through equity-based plans, and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

    The key elements of Kuhlman's officer compensation program presently consist of base salary, annual bonus, stock options and cash-only stock appreciation rights (SARs). The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Jepson, Kuhlman's Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Kuhlman to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below. The Compensation Committee retains the discretion to keep individual items of compensation constant so long as total compensation fairly reflects overall corporate performance and individual achievement.

    BASE SALARIES. Base salaries for new officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of average and median base salaries for similar positions at other comparable companies. Companies believed to be comparable include similarly-sized (based on expected annual revenues of Kuhlman) basic manufacturing companies, other than so-called "high technology" manufacturing companies, as well as holding companies with subsidiaries involved in manufacturing.

    Annual salary adjustments are determined by evaluating the performance of Kuhlman and of each officer versus various performance objectives, and also take into account new responsibilities and subjective discretionary factors. In the case of officers with responsibility for a particular division or subsidiary (a "Business Unit"), the financial results of that Business Unit are also considered. The Compensation Committee, where appropriate, also considers non-financial performance measures. These include increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

    Mr. Jepson's base salary of $300,000 per year for 1995 was established in 1993 at the commencement of his employment. In arriving at the base salary amount, the Compensation Committee took into account a comparison of median base salaries for chief executive officers of comparable manufacturing companies, as referred to above, and the assessment by the Compensation Committee of Mr. Jepson's individual performance expected in 1993 and beyond. Mr. Jepson's base salary was not changed in 1994 or 1995, but was increased effective January 1, 1996 to $450,000 per year to reflect the performance and increased responsibilities of Mr. Jepson, as well as by reference to the competitive marketplace including average and median base salaries and total cash compensation (base salary plus bonus) for similar positions at other comparable companies, as referred to above. The base salary of Mr. Anderson, Kuhlman's President and Chief Operating Officer, was established at the commencement of his employment in 1994 and was based on the same type of factors as those described above for Mr. Jepson. The base salaries of Mr. Anderson and of Messrs. Nagel and Walker were not increased in 1995. Mr. Dillon joined Kuhlman with a base salary of $400,000 per year on May 31, 1995 upon the merger of a wholly-owned subsidiary of Kuhlman with and into Schwitzer, Inc. Certain other compensation arrangements between Mr. Dillon and Schwitzer U.S. Inc. are described under "Executive Compensation - Executive Compensation and Severance Agreements." The base salaries of each of Messrs. Anderson, Dillon, Nagel and Walker were increased effective January 1, 1996 to $400,000, $420,000, $230,000, and $230,000, per year, respectively, utilizing the same factors used in determining Mr. Jepson's base salary increase referred to above.

    ANNUAL BONUS. Kuhlman officers are eligible for an annual cash bonus. As in the case of base salary, the Compensation Committee may consider individual non-financial performance measures and subjective discretionary factors including significant accomplishments and/or increased responsibilities, leadership, and, where appropriate, Business Unit and line item performance measures (such as reduction of inventory and reduction of overhead) in determining bonuses. Based on these measures, in 1995 Mr. Jepson was awarded a cash bonus of $300,000. The Compensation Committee believed that this bonus to Mr. Jepson was justified in view of Mr. Jepson's leadership of Kuhlman in 1995, which included improving Kuhlman's balance sheet and completing the acquisition of Schwitzer, Inc. Mr. Jepson's bonus amount in 1995, as well as the bonuses received in 1995 by Messrs. Anderson, Dillon, Nagel and Walker, were determined on a discretionary basis, keeping in mind average and median total cash compensation levels at comparable manufacturing companies, as referred to above. In the case of Mr. Dillon, reference was also made to certain performance guidelines and plans used at Schwitzer (see "Executive Compensation and Severance Agreements"). The Compensation Committee believed that the bonuses paid to each of Messrs.
Anderson, Dillon, Nagel and Walker were justified based on each of said executive's individual performance in 1995, including the assistance provided by each of said executives to Mr. Jepson in the implementation of the foregoing activities.

    STOCK OPTIONS. Under Kuhlman's stock option plans, which were approved by stockholders, stock options are granted to Kuhlman officers and other key employees. Stock options are also designed to further align the interests of officers with those of stockholders. The Compensation Committee sets guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonuses, including general competitive compensation practices regarding stock option awards. In the event of poor corporate performance, the Compensation Committee can elect not to award options. The Committee also considers grants in previous years. The grants in 1995 took into account the desire on the part of the Compensation Committee to further align the officer's interests with those of Kuhlman stockholders. Stock options are granted with an exercise price equal to the market price of Kuhlman Common Stock on the date of grant. In 1995, Mr. Jepson and each of Messrs. Anderson, Nagel and Walker received options to purchase shares of Kuhlman Common Stock. In early 1995, Mr. Dillon received options to purchase shares of Schwitzer, Inc. Common Stock, which options were, effective May 31, 1995, at the completion of the merger of a wholly owned subsidiary of Kuhlman with and into Schwitzer, Inc., converted into options to purchase shares of Kuhlman Common Stock.

    STOCK APPRECIATION RIGHTS. Under the Kuhlman Corporation 1994 Stock Appreciation Rights Plan (the "SAR Plan") adopted by the Board of Directors in 1994, SARs may be granted to Kuhlman officers and other key employees. The SARs are automatically exercised on the fifth anniversary of grant and pay in cash the difference between the price of Kuhlman Common Stock on the date of exercise versus the price of such stock on the date of grant of the SAR. The Compensation Committee sets guidelines for the size of SAR grants based on factors similar to those used for stock options. During 1995, no SAR grants were made.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Code, enacted in 1993 and effective for fiscal years beginning on or after January 1, 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Kuhlman currently intends to continue to review the performance-based portion of the compensation of its executive officers in view of this statute and regulations relating thereto.

    CONCLUSION. Through the programs described above, a very significant portion of Kuhlman's executive compensation is linked directly to corporate and individual performance and stock price appreciation. In 1995, as in previous years, a significant portion of Kuhlman officers' compensation consisted of these variable performance-based elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the fluctuations of a business cycle may from time to time result in an imbalance for a particular period.

                                            COMPENSATION COMMITTEE

                                            Robert D. Kilpatrick, Chairman
                                            Steve Cenko
                                            General H. Norman Schwarzkopf

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth certain information regarding compensation paid during each of Kuhlman's last three fiscal years to its Chief Executive Officer, and the four most highly compensated persons serving as executive officers of Kuhlman ("Named Executives") at December 31, 1995 whose salary and bonus for fiscal year 1995 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                      --------------------------
                                                                                                AWARDS
                                                                                      --------------------------
                                                                                                     NUMBER OF
                                                   ANNUAL                                           SECURITIES
                                              COMPENSATION (1)                        RESTRICTED    UNDERLYING
                                           ----------------------    OTHER ANNUAL        STOCK     OPTIONS/SARS      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS     COMPENSATION (2)     AWARDS      GRANTED (3)   COMPENSATION (4)
------------------------------  ---------  ---------  -----------  -----------------  -----------  -------------  ----------------
Robert S. Jepson, Jr.                1995  $ 300,000  $ 300,000        $  --          $   --           100,000     $     4,584
 Chairman of the Board and           1994    300,000      --              --              --           135,000           4,482
 Chief Executive Officer             1993    267,045    300,000(5)        --              --           100,000         753,695(6)

Curtis G. Anderson (7)               1995    300,000    300,000           --              --            50,000           5,970
 President and Chief                 1994    204,282      --              --           500,000(8)      135,000           4,374
 Operating Officer                   1993     --          --              --              --            --                  --

Gary G. Dillon (7)                   1995    370,292    300,000           24,699          --             9,615       1,489,444(9)
 Chairman, President and             1994     --          --              --              --            --                  --
 Chief Executive Officer             1993     --          --              --              --            --                  --
 of Schwitzer, Inc.

Vernon J. Nagel (7)                  1995    190,000     80,000           --              --            20,000           4,847
 Executive Vice President of         1994    180,000     10,000            2,301          --            45,000           4,289
 Finance, Chief Financial            1993     96,515     65,000            6,303          --            25,000           2,311
 Officer and Treasurer

Richard A. Walker                    1995    190,000     80,000           --              --            20,000           4,847
 Executive Vice President,           1994    183,333     10,000            4,592          --            30,000           4,526
 Chief Administrative Officer,       1993    137,500     45,000            4,124          --            10,000           3,707
 General Counsel and Secretary

------------------------------

(1) The aggregate amount of perquisites and other personal benefits for any named executive did not exceed $50,000 or 10% of the total of annual salary and bonus for any such named executive, and is therefore not reflected in the table.

(2) Represents amounts reimbursed during the referenced years for the payment of taxes as to club fees and automobile allowance for Mr. Dillon and as to relocation expenses for Messrs. Nagel and Walker.

(3) Represents the number of option shares granted under Kuhlman's stock option plans and stock appreciation rights granted under the SAR Plan.

(4) The amounts shown in this column include the following:

    (a) Company contributions to the Kuhlman Electric Corporation ("Kuhlman Electric") Savings Maximizer Plan ("Savings Maximizer Plan"), and, in the case of Mr. Dillon, to the Schwitzer U.S. Inc. Supplemental Tax Reduction Investment Plan ("Supplemental TRIP") (See "Savings and Pension Plans" below). The amount of the contribution to the Savings Maximizer Plan for 1995 was $0 for Mr. Jepson; $1,386 for Mr. Anderson; $1,386 for Mr. Nagel; and $1,386 for Mr. Walker and the amount of the contribution to the Supplemental TRIP for 1995 was $26,791 for Mr. Dillon.

    (b) The dollar value of insurance premiums for group term life. The amount of the payment for group term life insurance premiums for 1995 was $4,584 for Mr. Jepson; $4,584 for Mr. Anderson; $153 for Mr. Dillon; $3,461 for Mr. Nagel; and $3,461 for Mr. Walker.

 (5) This bonus was awarded to Mr. Jepson in the form of shares of Kuhlman Common Stock.

 (6) Includes 50,000 shares of Kuhlman Common Stock valued at $15.00 per share or $750,000 in the aggregate issued to Mr. Jepson as a signing incentive at the commencement of his employment by Kuhlman.

 (7) On April 26, 1994, Curtis G. Anderson was named as President and Chief Operating Officer of Kuhlman. On May 31, 1995 Spinner Acquisition Corp. ("Spinner"), a Delaware corporation and a wholly owned subsidiary of Kuhlman, was merged (the "Merger") with and into Schwitzer, Inc. ("Schwitzer") of which Mr. Dillon was the Chairman, President and Chief Executive Officer, pursuant to an Agreement and Plan of Merger dated as of February 25, 1995, among Kuhlman, Spinner, and Schwitzer (the "Agreement"). The Merger became effective upon the filing of a Certificate of Merger with the Delaware Secretary of State on May 31, 1995 (the "Effective Time"). At the Effective Time, and pursuant to the Agreement, each outstanding share of common stock of Schwitzer, par value $.10 per share ("Schwitzer Common Stock"), was converted into 0.9615 share of Kuhlman Common Stock (the "Exchange Ratio"). The 1995 amounts for Mr. Dillon, who also serves as Chairman, President and Chief Executive Officer of Schwitzer U.S. Inc. ("Schwitzer U.S."), which is the principal direct subsidiary of Schwitzer, include amounts earned before the Effective Time of the Merger (May 31, 1995). In conjunction with the Merger, outstanding stock options under the Schwitzer Long-Term Executive Incentive Compensation Plan (the "1989 Plan") were converted into options to purchase Kuhlman Common Stock in accordance with the Exchange Ratio. Options granted to Mr. Dillon reflect the number of options granted to Mr. Dillon in the stated years after giving effect to the terms of the Merger and application of the Exchange Ratio. Mr. Nagel joined Kuhlman on April 5, 1993 and was elected Vice President of Finance, Chief Financial Officer and Treasurer of Kuhlman on June 9, 1993 and Executive Vice President of Finance on February 22, 1994.

 (8) Consists of 28,169 shares of Kuhlman Common Stock valued at $17.75 per share or approximately $500,000 in the aggregate on the date they were issued to Mr. Anderson as a signing incentive at the commencement of his employment by Kuhlman. Based on the $12.50 closing price for Kuhlman Common Stock on the New York Stock Exchange on the last trading day of 1995, the value of the 28,169 shares at the end of 1995 was $352,113. These shares would have had to have been returned to Kuhlman in the event Mr. Anderson left Kuhlman within one year from the time of the issuance. Dividends are paid on such shares when and as paid on other shares of Kuhlman Common Stock. Prior to being named as President and Chief Operating Officer of Kuhlman, Mr. Anderson served as a non-employee director of Kuhlman and received in 1994 total compensation of $12,672 for his services in that capacity.

 (9) Includes the payment of $1,462,500 to Mr. Dillon pursuant to the Dillon Agreement as defined below (see "Executive Compensation and Severance Benefits").

SAVINGS AND PENSION PLANS

    KUHLMAN ELECTRIC CORPORATION SAVINGS MAXIMIZER PLAN. Under the Kuhlman Electric Savings Maximizer Plan ("Savings Maximizer Plan"), participants contribute through payroll deductions amounts that vary from 1% to 16% of their compensation. Kuhlman or a participant's employer, as the case may be, contributes to the Savings Maximizer Plan on behalf of each participant a minimum amount equal to 15% of the participant's before-tax contributions, which do not exceed 6% of the participant's compensation. Kuhlman Electric may also make a discretionary matching annual contribution to the Savings Maximizer Plan, which when made for plan years after January 1, 1995 is divided equally among qualifying participants based on the number of calendar quarters during the plan year that the participant made before-tax contributions. Each participant is immediately vested in all contributions made on his or her behalf.

    KUHLMAN ELECTRIC SALARIED EMPLOYEES' PENSION PLAN. The Salaried Employees' Pension Plan maintained by Kuhlman Electric Corporation (the "Kuhlman Electric Pension Plan") covers certain hourly and all salaried employees employed by Kuhlman Electric, certain salaried employees employed by the TRANS-PAK Spring Assembly Division of Emtec Products Corporation, and the salaried employees of Kuhlman.

    The Kuhlman Electric Pension Plan provides for an individual account for each participant and for a benefit based upon the value of such account, subject to the minimum benefit and grandfathering provisions described below. Commencing in 1987, the accounts of participants are credited annually with an amount equal to 3% of salary plus an additional 3% of salary in excess of one-quarter of the maximum amount of wages subject to FICA taxes. Accounts also are credited with a guaranteed rate of interest. The accumulated account may be converted to an annuity at retirement. The account of each individual who was a participant prior to January 1, 1987 was also credited with an amount equal to the value of such participant's accrued benefit as of December 31, 1986 determined under the defined benefit formula then in effect.

    A minimum pension of 1.2% of average compensation multiplied by credited service (limited to 20 years) is payable if it would provide a larger benefit. In addition, certain "grandfathering" provisions apply to avoid a loss of benefits as a result of the transition to the revised benefit structure.

    As of December 31, 1995, the estimated annual pension benefits payable upon retirement at age 65 for certain of the individuals named in the Summary Compensation Table are as follows: $21,574 for Mr. Jepson; $16,998 for Mr. Anderson; $62,982 for Mr. Nagel; and $79,920 for Mr. Walker. These estimates are based on the assumptions that the officer will remain in Kuhlman's employ until age 65 without an increase in pensionable compensation, there is no increase in the FICA wage base or the limitations on benefits imposed by the Internal Revenue Code, the annual guaranteed rate of interest credited by the Kuhlman Electric Pension Plan to a participant's account is 4.0% for 1996 and 5.0% thereafter, and a 7.0% interest rate will be used when converting the officer's projected account to an annuity.

    SCHWITZER U.S. INC. TAX REDUCTION INVESTMENT PLAN FOR CERTAIN SALARIED AND EXEMPT EMPLOYEES ("TRIP") AND SUPPLEMENTAL TAX REDUCTION INVESTMENT PLAN ("SUPPLEMENTAL TRIP"). The TRIP is a deferred savings plan for eligible U.S. employees of Schwitzer U.S. With certain exceptions, an employee of at least 21 years of age with three months of service (three years of service if under age
21) may contribute into the TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $9,240 for 1995 as adjusted for cost of living increases) and invest such contributions in Kuhlman Common Stock or in several other equity or income funds. Each participant's own pre-tax contributions (which are fully vested) are matched by employer contributions at 50% up to a total of 3% of a participant's compensation. Employer matching contributions are invested in Kuhlman Common Stock. A participant is always vested in his pre-tax and after-tax contributions. A graduated vesting schedule provides for partial vesting in matching contributions on the basis of years of service, with a participant becoming fully vested in such employer matching contributions after five years of employment. A participant also becomes fully vested in matching contributions upon attaining age 65, retirement upon age 55 with 10 years of service, disability or death. With certain exceptions, a participant's after-tax contributions may be withdrawn, and employer matching contributions may be withdrawn after five years of plan participation. A participant's pre-tax contributions may not be withdrawn except for an immediate financial hardship, or after attaining age 59 1/2. All contributions may be withdrawn upon termination of employment. In addition, participants may obtain loans from their TRIP accounts under certain circumstances.

    Schwitzer U.S. has also established the Supplemental TRIP for those participants in the TRIP who, as the result of certain restrictions imposed on the TRIP under the Internal Revenue Code, are precluded from receiving from Schwitzer U.S. the full amount of the employer matching contributions to which such participants would otherwise be entitled. Schwitzer U.S. credits to an account established for each participant under the Supplemental TRIP an amount equal to the difference between 3% of the participant's annual compensation and the amount of the matching contribution that Schwitzer U.S. was permitted to make to the account of such participant under the TRIP. A participant in the Supplemental TRIP becomes vested in the amounts credited to his or her account in accordance with the vesting schedule applicable to the TRIP. Vested amounts held in a participant's account under the Supplemental TRIP will be paid in a lump sum to the participant or his or her spouse or designated beneficiary upon termination of employment or at such time or in such other form or manner as the Schwitzer U.S. Board of Directors in its sole discretion may determine.

    THE SCHWITZER U.S. INC. PENSION PLAN FOR CERTAIN SALARIED AND EXEMPT EMPLOYEES ("SCHWITZER PENSION PLAN"). The Schwitzer Pension Plan is a non-contributory, defined benefit plan for certain salaried employees. The amount of a participant's pension benefits depends primarily on years of employment (up to 35 years), age at retirement, and average annual compensation (salary plus certain bonuses, whether paid in cash or stock, and excluding matching contributions to the TRIP or Supplemental TRIP, moving expense reimbursements and automobile allowance) for the 60 successive highest-paid months of the employee's last 120 months of employment. The plan is integrated with Social Security to the extent allowed by law. Participants become vested in their accrued pension benefits after five years of service. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of service. Benefits that cannot be paid under the Schwitzer Pension Plan due to restrictions imposed under the Internal Revenue Code will be paid under the Supplemental Schwitzer Salaried Pension Plan ("Supplemental Pension Plan"). The following table illustrates the amount of the plan's annual pension benefits on a straight-life annuity basis (including amounts payable under the Supplemental Pension Plan, where applicable) for eligible employees retiring at age 65. Offsets for Social Security payments and other offsets provided for in the plan are not reflected in this table.

                          SCHWITZER PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ----------------------------------------------------------
REMUNERATION       15          20          25          30          35
-------------  ----------  ----------  ----------  ----------  ----------
 $   100,000   $   18,161  $   24,214  $   30,269  $   36,322  $   42,375
 $   200,000   $   38,618  $   51,489  $   64,365  $   77,236  $   90,107
 $   300,000   $   59,075  $   78,765  $   98,460  $  118,150  $  137,840
 $   400,000   $   79,531  $  106,039  $  132,554  $  159,062  $  185,570
 $   500,000   $   99,988  $  133,314  $  166,650  $  199,976  $  233,302
 $   600,000   $  120,445  $  160,589  $  200,746  $  240,890  $  281,034
 $   700,000   $  140,902  $  187,869  $  234,836  $  281,803  $  328,771

    For purposes of determining the benefit under the Schwitzer Pension Plan, the amount of covered compensation for 1995 for Mr. Dillon is equal to the salary reported for 1995 plus the bonus reported for 1995 in the Summary Compensation Table. The years of service for purposes of the Schwitzer Pension Plan is 17 years for Mr. Dillon. In calculating credited years of service under the Schwitzer Pension Plan, years of service with Household prior to the spin off of Schwitzer by Household International, Inc. in 1989 have been taken into account.

    EXECUTIVE COMPENSATION AND SEVERANCE AGREEMENTS. On February 22, 1994, the Board of Directors of Kuhlman approved a severance policy applicable to certain executive officers designated by the Compensation Committee of the Kuhlman Board of Directors. The severance policy supersedes any existing severance arrangements with individual officers of Kuhlman. The severance policy provides that if an executive officer's employment with Kuhlman is terminated by Kuhlman for any reason other than the conviction of a felony involving Kuhlman, the executive's base salary will be continued for a period of up to twenty-four (24) months after such termination. Such officer will also be entitled during the same period to the continuation of certain benefits that such officer was receiving at the time of termination, including, but not limited to, medical and dental coverage, health and accident insurance, and disability and group life insurance. No continuation of salary and benefits are payable under the severance policy if an executive officer dies, retires, or voluntarily terminates employment with Kuhlman. Furthermore, under the severance policy, salary and benefits payable under such severance policy will terminate if an executive officer performs services for a competitor of Kuhlman and will be reduced or eliminated entirely if services are performed for a non-competitor. The severance policy will be administered by the Compensation Committee of the Board of Directors of Kuhlman. As of January 1, 1996, the highest monthly salary for the purpose of determining the severance pay for the Chief Executive Officer and the other three executives covered by the policy was as follows: Mr. Jepson -- $37,500; Mr. Anderson -- $33,333; Mr. Nagel -- $19,167; and Mr. Walker --
$19,167. In the event of a change of control of Kuhlman, the severance policy would be modified by change of control agreements ("Control Agreements") entered into as of February 20, 1996 between Kuhlman and each of the executive officers referred to in this paragraph (Messrs. Jepson, Anderson, Nagel and Walker). The Control Agreements are for an initial three year term and are automatically renewable each year thereafter for an additional term of one year unless the Board of Directors elects otherwise, and are designed to encourage the continuity of management in view of the possibility of a change of control (as defined in the Control Agreements). Under the Control Agreements, if a change of control occurs, each executive would be entitled to receive, subject to the right of the Board of Directors of Kuhlman to amend or waive any or all of Kuhlman's payment obligations set forth in the Control Agreements at any time before a change of control occurs, an aggregate amount equal to: (a) three times the executive's current annual base salary, (b) three times the executive's highest annual cash bonus of the past three years, (c) payment of the value of any stock options and SARs held by the officer as determined under the Control Agreements, (d) an adjustment of the amount paid to the executive pursuant to the Control Agreements to cover any liability on the part of the executive for excise and income taxes, and (e) continuation of benefits for three years under all of the benefit plans of Kuhlman in effect on the date of the change of control.

    Mr. Dillon and Schwitzer U.S. have been parties to an employment agreement since 1989 which was last amended on February 25, 1995 (as so amended the "Dillon Agreement"). The Dillon Agreement sets forth Mr. Dillon's entitlement to an established annual salary (currently $420,000) as may be increased from time to time by the Board of Directors of Schwitzer U.S., with the oversight of the Kuhlman Compensation Committee, and to benefits under the Schwitzer U.S. benefit plans, and establishes an annual bonus awarded under Schwitzer's Executive Incentive Compensation Program ranging from 0% to 80% of his annual salary, with a par rate equal to 50% of his annual salary, also with the oversight of the Kuhlman Compensation Committee. Under the Dillon Agreement, Mr. Dillon is also entitled to 1,500 performance units under Schwitzer's Performance Unit Plan for the period from January 1, 1995 through December 31, 1997. Pursuant to the Dillon Agreement, Schwitzer U.S. paid Mr. Dillon a lump sum cash payment in the amount of three times his then annual salary and three times his then annual bonus at par level at the Effective Time of the Merger. In addition, 75,000 phantom stock units awarded to Mr. Dillon on October 18, 1994 by Schwitzer were converted into the right to receive an amount of cash equal to the value of 75,000 shares of Kuhlman Common Stock upon his termination of employment, subject to forfeiture if Mr. Dillon's employment by Schwitzer U.S. is terminated prior to October 18, 1997. Schwitzer U.S. may terminate Mr. Dillon's employment at any time and Mr. Dillon may resign such employment at any time. Under the Dillon Agreement, Mr. Dillon will receive all pension, profit sharing, deferred compensation, medical and life insurance benefits under Schwitzer U.S.'s benefit plans for a period ending on the earlier of (a) 18 months after Mr. Dillon's termination or resignation or (b) his 65th birthday.

    STOCK OPTION PLANS. Currently there are options outstanding under Kuhlman's 1983 Stock Option Plan ("1983 Plan"), 1986 Stock Option Plan ("1986 Plan"), 1989 Stock Option Plan ("1989 Plan") (formerly a Schwitzer plan) and 1994 Stock Option Plan ("1994 Plan") approved by stockholders. The Plans provide for such options to be granted to officers and other key executive employees of Kuhlman and its subsidiaries at not less than 100% of the market value of Kuhlman Common Stock (as defined in the Plans) at date of grant and with an expiration no later than ten years from date of grant. Options may be granted currently under the 1994 Plan. No new options may be granted under the 1983 or 1986 Plans, but the 1983 Plan and 1986 Plan continue as to outstanding stock options. In conjunction with the Merger, the outstanding stock options under the 1989 Plan were converted into options to purchase Kuhlman Common Stock in accordance with the Exchange Ratio, which were granted to officers and key employees of Schwitzer at the market value of shares of Schwitzer Common Stock at the date of grant. Subsequent to the Merger, no additional options have been or will be granted under the 1989 Plan.

OPTION/SAR GRANTS DURING 1995

    The following table sets forth information on stock options and stock appreciation rights granted during 1995 to the Named Executives.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            PERCENT OF                                POTENTIAL REALIZABLE
                                               TOTAL                                VALUE AT ASSUMED ANNUAL
                              NUMBER OF    OPTIONS/SARS                               RATES OF STOCK PRICE
                             SECURITIES     GRANTED TO     EXERCISE                 APPRECIATION FOR OPTION/
                             UNDERLYING      EMPLOYEES      OR BASE                       SAR TERM (2)
                            OPTIONS/SARS      DURING         PRICE     EXPIRATION   ------------------------
           NAME                GRANTED       1995 (1)      PER SHARE      DATE          5%          10%
--------------------------  -------------  -------------  -----------  -----------  ----------  ------------
                                 INDIVIDUAL GRANTS
                            ----------------------------
Robert S. Jepson, Jr.          100,000(3)        28.6%     $   12.88      2/20/05   $  811,440  $  2,047,920
Curtis G. Anderson              50,000(3)        14.3%         12.88      2/20/05      405,720     1,023,960
Gary G. Dillon                   9,615(4)         2.7%          8.45       2/3/05       51,185       129,182
Vernon J. Nagel                 20,000(3)         5.7%         12.88      2/20/05      162,288       409,584
Richard A. Walker               20,000(3)         5.7%         12.88      2/20/05      162,288       409,584

------------------------------
(1) Kuhlman granted options for an aggregate of 350,123 shares (including the shares granted by Schwitzer under the 1989 Plan prior to the Merger, after giving effect to the terms of the Merger and application of the Exchange Ratio). The table does not include options for 50,000 shares to Mr. Anderson, for 5,000 shares to Mr. Dillon, for 20,000 shares to Mr. Nagel, and for 20,000 shares to Mr. Walker, which were granted in 1996 under the Kuhlman 1994 Plan or options for 100,000 shares granted in 1996 under the 1994 Plan to Mr. Jepson, which shares are subject to the approval by Stockholders of the amendment to the 1994 Plan to increase the number of shares of Common Stock which may be issued thereunder.

(2) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that Kuhlman Common Stock will appreciate in value from the date of grant to the end of the option or SAR term at the annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of Kuhlman Common Stock.

(3) These options were granted pursuant to the 1994 Plan which does not provide for the grant of SARs. The exercise price may be paid by delivery of shares of Kuhlman Common Stock already owned by the optionee. These options became exercisable on December 1, 1995.

(4) These options were granted by Schwitzer pursuant to the 1989 Plan prior to the effective date of the Merger and represent the number of options after giving effect to the terms of the Merger and application of the Exchange Ratio. These options become exercisable with respect to 25% of the shares subject thereto beginning on each of the first, second, third and fourth anniversaries of the date of grant.

     AGGREGATED OPTION/SAR 1995 YEAR-END OPTION/SAR VALUES. The following table sets forth the number and dollar value of options/SARs remaining unexercised at December 31, 1995 held by the Named Executives.

                      AGGREGATED FY-END OPTION/SAR VALUES

                                                                NO. OF SECURITIES
                                                                    UNDERLYING           VALUE OF UNEXERCISED IN-
                                                             UNEXERCISED OPTIONS/SARS   THE-MONEY OPTIONS/SARS AT
                                                               AT DECEMBER 31, 1995         DECEMBER 31, 1995
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Robert S. Jepson, Jr......................................     300,000        35,000     $       0    $         0
Curtis G. Anderson........................................     150,000        35,000             0              0
Gary G. Dillon (1)........................................     155,848        26,200       839,049        106,394
Vernon J. Nagel...........................................      70,000        20,000             0              0
Richard A. Walker.........................................     111,330        20,000       173,745              0

------------------------------
(1) These options were granted by Schwitzer pursuant to the 1989 Plan prior to the effective date of the Merger and represent the number of options after giving effect to the terms of the Merger and application of the Exchange Ratio.

FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

    The following indexed graph indicates Kuhlman's total return to its stockholders for the past five years as compared to total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Electrical Equipment Index, assuming a common starting point of $100. Total stockholder return for Kuhlman as well as for the Indexes are determined by adding (a) the cumulative amount of dividends for a given year (assuming dividend reinvestment) and (b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                CUMULATIVE TOTAL RETURN
Based on reinvestment of $100 beginning December 31,
1990
                                                           Kuhlman Corp.    S&P 500-R-  S&P-R- Electrical Equipment Index
Dec-90                                                              $100          $100                               $100
Dec-91                                                              $158          $130                               $133
Dec-92                                                              $144          $140                               $145
Dec-93                                                              $180          $155                               $175
Dec-94                                                              $143          $157                               $177
Dec-95                                                              $155          $215                               $249
SOURCE: GEORGESON & COMPANY INC.

RELATED TRANSACTIONS

    Kuhlman entered into an agreement ("Kearns Agreement") dated as of August 1, 1994, with W.M. Kearns & Co., Inc., a corporation controlled by William M. Kearns, Jr. ("Kearns & Co."), pursuant to which Kearns & Co. serves as a non-exclusive financial advisor to Kuhlman on a part-time basis to assist Kuhlman in developing corporate strategy and arranging acquisition, merger, joint venture, investment or divestiture transactions for Kuhlman. Kearns & Co. will give Kuhlman a "right of first refusal" on all such transactions of which Kearns & Co. becomes aware which appear to fit Kuhlman's acquisition guidelines. The Kearns Agreement has a term of two years and will expire on July 31, 1996, unless extended by agreement of the parties. Kuhlman will pay Kearns & Co. each month a cash advisory fee of $20,000 during the term of the Kearns Agreement and will reimburse Kearns & Co. for reasonable out-of-pocket expenses directly related to its activities under the Kearns Agreement in an amount not to exceed $1,000 per month. In 1995, Kearns & Co. was paid $240,000 in cash advisory fees and reimbursed for out-of-pocket expenses in the amount of approximately $3,660.

PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT OF KUHLMAN

    MANAGEMENT

    The following table sets forth, as of March 1, 1996, the number of shares of Kuhlman Common Stock beneficially owned by each director, each current executive officer, including the Named Executives and all directors and executive officers as a group as well as the number of shares and percent of class owned by such persons.

                                                          NUMBER OF SHARES
                                                               (1)(2)           PERCENT OF CLASS (3)
                                                       ----------------------  -----------------------
Curtis G. Anderson...................................          202,545                     1.5%
William E. Burch.....................................           12,007                       *
Steve Cenko..........................................           19,007                       *
Gary G. Dillon.......................................          244,546                     1.8%
Alexander W. Dreyfoos, Jr. ..........................           14,485                       *
Robert S. Jepson, Jr. ...............................          470,327                     3.5%
William M. Kearns, Jr. ..............................           15,007                       *
Robert D. Kilpatrick.................................            6,007(4)                    *
John L. Marcellus, Jr. ..............................           18,109                       *
George J. Michel, Jr. ...............................           25,186(4)                    *
Vernon J. Nagel......................................           72,324                       *
H. Norman Schwarzkopf................................            8,802                       *
Richard A. Walker....................................          108,590                       *
John Zvolensky, Jr. .................................           25,383(4)                    *
All Directors and Executive Officers as a Group (14
 Persons)............................................        1,242,325                     8.8%

------------------------
*   Less than one percent

(1) Includes shares in Kuhlman Electric's Employees' Stock Purchase Plan, Kuhlman's Dividend Reinvestment Plan, the Savings Maximizer Plan, and as of December 31, 1995, in the TRIP.

(2) Includes shares which the following persons have the right to acquire upon the exercise of stock options as of March 1, 1996 or at any time within 60 days thereafter: Curtis G. Anderson -- 150,000 shares; Gary G. Dillon -- 167,143 shares; Steve Cenko -- 12,359 shares; Robert S. Jepson, Jr. -- 300,000 shares; John L. Marcellus, Jr. -- 12,359 shares; George J. Michel, Jr. -- 12,359 shares; Vernon J. Nagel -- 70,000 shares; Richard A. Walker -- 107,582 shares; and John Zvolensky, Jr. -- 25,000 shares.

(3) Each respective individual's shares included in note (2) were deemed to be outstanding as of March 1, 1996 for the purpose of computing the percentage applicable to the person owning such shares but were not deemed to be outstanding for the purpose of computing the percent of class owned by any other person. The total number of shares included in note (2) were deemed to be outstanding for the purpose of computing the percent of class for all directors and executive officers as a group.

(4) These numbers exclude 6,100 shares owned by spouses where beneficial ownership is disclaimed.

    SECTION 16(A) REPORTING DELINQUENCIES

    Kuhlman's directors and executive officers are required to file reports of ownership and changes in ownership of Kuhlman Common Stock with the Commission and the New York Stock Exchange. William E. Burch, a director of Kuhlman, filed one late report pertaining to the distribution of the assets (including Kuhlman Common Stock) held in a trust, of which he was trustee, to the beneficiaries of the trust in conjunction with the termination of that trust. Alexander W. Dreyfoos, Jr., a director of Kuhlman, filed one late report pertaining to the disposition of Kuhlman Common Stock held by a general partnership of which Mr. Dreyfoos was a general partner.

    CERTAIN BENEFICIAL OWNERS

    The following table sets forth the only persons known by Kuhlman to own of record or beneficially, as of March 1, 1996, five percent or more of the outstanding Common Stock of Kuhlman.

NAME OF PERSON                                                        NUMBER OF SHARES    PERCENT OF CLASS
--------------------------------------------------------------------  -----------------  -------------------
David L. Babson & Co., Inc. ........................................      1,178,781(1)             8.9%
 One Memorial Drive
 Cambridge, Massachusetts 02142-1300

The Prudential Insurance Company of America ........................      1,272,038(2)             9.6%
 Prudential Plaza
 Newark, New Jersey 07102-3777

------------------------
(1) Based solely on information set forth in a Schedule 13G dated February 12, 1996 filed with the Commission.

(2) Based solely on information set forth in a Schedule 13G dated February 13, 1996 filed with the Commission.

              PROPOSAL TO AMEND THE KUHLMAN 1994 STOCK OPTION PLAN

    The Board of Directors of Kuhlman has adopted, subject to stockholder approval, an amendment to the Kuhlman 1994 Stock Option Plan (the "1994 Plan"), to increase the total number of shares of Kuhlman Common Stock that may be issued upon the exercise of options granted under the 1994 Plan from 500,000 to 800,000. The 1994 Plan was previously approved by stockholders at the annual meeting of stockholders of Kuhlman in May 1995. Grants have been made under the 1994 Plan in 1994, 1995 and 1996.

    As of March 1, 1996, options are outstanding for 486,337 of the 500,000 shares of Kuhlman Common Stock reserved for issuance under the 1994 Plan. Thus, of the total shares currently authorized for issuance pursuant to the 1994 Plan, options for only 13,663 shares remain to be granted. In the opinion of the Board of Directors, this number is insufficient for the future needs of Kuhlman. The Board of Directors believes that stock option plans are important in attracting and retaining employees of high caliber and outstanding capabilities, and believes it is in the best interests of Kuhlman to increase the number of shares of Kuhlman Common Stock that may be issued under the 1994 Plan rather than initiating a new option plan.

    The following is a summary of the principal provisions of the 1994 Plan as currently in effect:

    Under the 1994 Plan, Kuhlman may from time to time on or before July 28, 2004 grant to key employees (including officers, whether or not directors) of Kuhlman or any of its subsidiaries options to purchase shares of Kuhlman Common Stock. On March 1, 1996, there were approximately 200 persons eligible to participate in the 1994 Plan. Options are granted on such other terms and at such prices as determined pursuant to the 1994 Plan, and on such other terms and conditions as determined by the Compensation Committee of the Board of Directors that are not inconsistent with the 1994 Plan. The aggregate number of shares of such stock on which options may be granted or which may be sold to all optionees pursuant to the 1994 Plan shall not presently exceed 500,000 (800,000 if the subject amendment is adopted); however, if an outstanding option under the 1994 Plan (or portion thereof) expires, or is cancelled, surrendered, or terminated, the shares of Kuhlman Common Stock allocable to the unexercised portion of such option may again be made subject to an option to be granted under the 1994 Plan.

    Under the 1994 Plan, options for no more than 100,000 shares of Kuhlman Common Stock may be allocated to any one person in any year, and the aggregate fair market value (as of the date an option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under all incentive stock option plans of Kuhlman, and any parent and subsidiary corporations of Kuhlman, may not exceed $100,000. Options granted under the 1994 Plan may be either options which are intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("incentive stock options"), or options which are not intended to be incentive stock options ("non-qualified options"). Options granted under the 1994 Plan will expire not more than ten years from the date of the grant, and the purchase price per share to be specified in each option will be not less than the fair market value of a share of Kuhlman Common Stock on the date the option is granted or on the next preceding day on which there were sales of Kuhlman Common Stock if no such sales shall have been made on the date in question. Options granted under the 1994 Plan are not transferable other than by will or the laws of descent and distribution, except that the Kuhlman Compensation Committee may, if certain conditions have been satisfied, permit an optionee to transfer a non-qualified option to members of the optionee's immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners.

    Options may not be exercised by an optionee more than three months after termination of employment, except that the optionee may exercise such options up to twelve months after termination of employment that results from death or permanent disability, but in no event may an option be exercised later than its expiration date. Options granted to an optionee under the 1994 Plan will immediately terminate and be null and void if the Kuhlman Compensation Committee determines, either before or after such optionee's employment with Kuhlman is terminated, that such optionee has engaged in fraud, dishonesty, conduct in violation of Kuhlman policy or similar acts at any time while in the employ of Kuhlman or any of its subsidiaries, or in an activity directly or indirectly in competition with any business of Kuhlman or any of its subsidiaries, or in other conduct detrimental to the best interests of Kuhlman or any of its subsidiaries.

    The 1994 Plan provides that the Compensation Committee shall administer such plan. The members of the Compensation Committee must be "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. The duties of such committee include (i) determining the number of shares which may be purchased by each optionee and (ii) determining whether incentive stock options or non-qualified stock options are to be granted to an optionee. The Compensation Committee may make such rules and regulations and establish such procedures for the administration of the 1994 Plan as it deems appropriate. The Board of Directors may amend the 1994 Plan without stockholder approval, except that any amendment that would (i) materially increase the benefits accruing to participants under the 1994 Plan, (ii) materially increase the number of shares which may be issued under the 1994 Plan, or (iii) materially modify the requirements as to eligibility for participation under the 1994 Plan, must be approved by a vote of stockholders of Kuhlman.

    Under present law, upon the grant and exercise of an incentive stock option, an optionee will not recognize taxable income for federal income tax purposes. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be treated as an adjustment to taxable income for alternative minimum tax purposes. If the optionee does not dispose of the shares so acquired until more than one year after their receipt (and until more than two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Such gain or loss is computed as the difference between the exercise price and the sale price. If the shares are disposed of prior to those times, the optionee will recognize compensation income taxable as ordinary income for federal income tax purposes in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the amount of gain recognized if the disposition is a taxable sale or exchange. To the extent individual optionees qualify for capital gain treatment, neither Kuhlman nor its subsidiaries will be entitled to a deduction for federal income tax purposes in connection with the grant or exercise of the option. In other cases, Kuhlman or its subsidiaries will receive a federal income tax deduction at the same time and in the same amount that the employee recognizes compensation income taxable as ordinary income for federal income tax purposes.

    Upon the grant of a non-qualified option, an optionee will not recognize taxable income for federal income tax purposes. Upon the exercise of a non-qualified option, the optionee will recognize compensation income taxable as ordinary income in an amount equal to the excess of the fair market value of the shares acquired, determined at the time of exercise, over the exercise price. Kuhlman will be entitled to a federal income tax deduction to the extent the employee recognizes compensation income taxable as ordinary income for federal income tax purposes. Special rules govern the recognition of income by optionees subject to Section 16(b) of the Exchange Act.

    The Revenue Reconciliation Act of 1990 set a maximum tax rate on the net capital gains of individuals, trusts and estates of 28%. Therefore, recognized net long-term capital gains will be taxed at the lesser of (i) the highest marginal tax rate applied to the individual's income for such taxable year or
(ii) 28%. Notwithstanding the foregoing capital gains treatment for incentive stock options, as stated above, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be treated as an adjustment to taxable income for alternative minimum tax purposes. This adjustment to taxable income may be significant to an optionee. The optionee may be entitled to a credit against his or her regular tax liability in subsequent years for the amount of alternative minimum tax liability incurred in the year of exercise attributable to such adjustment. Moreover, solely for the purpose of determining alternative minimum tax liability, the basis of the shares will be increased by the amount of such adjustment.

    OPTION GRANTS. On February 19, 1996, the Compensation Committee of the Board of Directors granted options under the 1994 Plan for an aggregate of 200,000 shares (excluding those granted to Mr. Jepson described below) at an option price of $14.13 per share. These included options for 50,000 shares to Curtis G. Anderson; 5,000 shares to Gary G. Dillon; 20,000 shares to Vernon J. Nagel; 20,000 shares to Richard A. Walker and options for 105,000 shares to all other employees. On February 19, 1996, the Compensation Committee of the Board of Directors also granted options under the 1994 Plan at an option price of $14.13 per share for 100,000 shares to Robert S. Jepson, Jr. which are subject to the approval by stockholders of the amendment to the 1994 Plan to increase the number of shares of Common Stock which may be issued thereunder.

    On March 14, 1996, the closing sale price of Kuhlman Common Stock of Kuhlman on the New York Stock Exchange as reported in THE WALL STREET JOURNAL was $14 7/8.

                       RATIFICATION OF THE APPOINTMENT OF
                         ARTHUR ANDERSEN LLP BY KUHLMAN

    Pursuant to a recommendation of the Audit Committee of the Board of Directors, Arthur Andersen LLP has been re-appointed by the Board of Directors to serve as the independent auditors for Kuhlman for the year ending December 31, 1996, subject to stockholder ratification at the Annual Meeting. A representative of Arthur Anderson LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions by stockholders. If such appointment is not ratified, the Board of Directors will appoint another firm as Kuhlman's independent auditors for the year ending December 31, 1996.

                             STOCKHOLDER PROPOSALS

    Any proposal which a stockholder of Kuhlman intends to present at the 1997 Annual Meeting of Stockholders of Kuhlman must be received by Kuhlman at its principal executive offices on or before November 25, 1996 to be eligible for inclusion in Kuhlman's proxy statement and proxy form relating to such meeting.

                                          By Order of the Board of Directors,
                                          RICHARD A. WALKER
                                          SECRETARY

    A STOCKHOLDER MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITTEN REQUEST TO RICHARD A. WALKER, EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER, GENERAL COUNSEL AND SECRETARY, KUHLMAN CORPORATION, 3 SKIDAWAY VILLAGE SQUARE, SAVANNAH, GEORGIA 31411.

PROXY                                                                      PROXY

                            KUHLMAN CORPORATION
              PROXY FOR SHARES OF COMMON STOCK SOLICITED ON
         BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
             OF STOCKHOLDERS TO BE HELD ON APRIL 25, 1996

    The undersigned hereby appoints Robert S. Jepson, Jr., Curtis G. Anderson, Vernon J. Nagel and Richard A. Walker, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of KUHLMAN CORPORATION which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia on April 25, 1996 at 9:30 a.m. Savannah time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

    PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED UNDER
ITEM 1 AND FOR ITEMS 2 AND 3.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

1. Election of Directors: Steve Cenko,                                 For All
   Robert S. Jepson, Jr. and John L.           For       Withheld       Except
   Marcellus, Jr.                              //           //            //

INSTRUCTION: to withhold authority
to vote for any individual nominee,
write that nominee's name in the
space provided below and mark the oval
"For All Except")

______________________________________

2. Adoption of Amendment to                    For       Against       Abstain
   1994 Stock Option Plan.                     //           //            //

3. Ratification of the selection               For       Against       Abstain
   of Arthur Andersen LLP as                   //           //            //
   independent auditors for
   Kuhlman Corporation and its
   subsidiaries for the year
   ending December 31, 1996.

4. Upon any other matter that may
   properly come before the meeting.


Dated _________________________________________________,1996

Signature _____________________________________________

Signature _____________________________________________
NOTE: Please sign exactly as name appears hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc. please sign your full title.